                           Offer to Purchase For Cash
                     All Outstanding Shares of Common Stock
                  (Including the Associated Rights to Purchase
                 Series A Junior Participating Preferred Stock)

                                       of

                               ADAC Laboratories
                                       at

                              $18.50 Net Per Share
                                       by

                    Philips Medical Acquisition Corporation
                          a wholly owned subsidiary of

                            Philips Holding USA Inc.
                          a wholly owned subsidiary of

                      Koninklijke Philips Electronics N.V.
                            ------------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, DECEMBER 12, 2000, UNLESS THE OFFER IS EXTENDED.
                            ------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BY THE EXPIRATION DATE (AS DEFINED BELOW) A NUMBER OF SHARES OF COMMON STOCK, NO PAR VALUE (THE "COMMON STOCK"), TOGETHER WITH THE ASSOCIATED RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK (THE "RIGHTS" AND, COLLECTIVELY WITH THE COMMON STOCK, THE "SHARES"), OF ADAC LABORATORIES, A CALIFORNIA COMPANY (THE "COMPANY"), THAT, WHEN TAKEN TOGETHER WITH THE SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY ROYAL PHILIPS AND ANY SUBSIDIARY OF ROYAL PHILIPS REPRESENTS AT LEAST 90% OF THE TOTAL SHARES OUTSTANDING ON A FULLY DILUTED BASIS, AS CALCULATED PURSUANT TO THE MERGER AGREEMENT DESCRIBED BELOW. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 13.

                            ------------------------

IN THE EVENT THAT MORE THAN 50% AND LESS THAN 90% OF THE SHARES THEN OUTSTANDING ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN, PHILIPS MEDICAL ACQUISITION CORPORATION ("MERGER SUB") WILL, UNDER CERTAIN CIRCUMSTANCES DESCRIBED BELOW, EITHER EXERCISE THE STOCK OPTION AGREEMENT DESCRIBED HEREIN OR REDUCE THE NUMBER OF SHARES SUBJECT TO THE OFFER TO A NUMBER EQUAL TO 49.90% OF THE SHARES THEN OUTSTANDING.

                            ------------------------

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 12, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG THE COMPANY, PHILIPS HOLDING USA INC. AND MERGER SUB. THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE OF THE DIRECTORS PRESENT AT A MEETING OF THE BOARD OF DIRECTORS HELD ON NOVEMBER 12, 2000, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, APPROVED THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT AND APPROVED THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such shareholder's certificate(s) for the tendered Shares and any other required documents to the Depositary named herein,
(2) follow the procedure for Book-Entry Tender of Shares set forth in Section 3 or (3) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights.

    The Rights are presently evidenced by the certificates for the Common Stock and a tender by a shareholder of such shareholder's Shares will also constitute a tender of the associated Rights. A shareholder of the Company who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for Book-Entry Transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee.

                            ------------------------

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER

November 14, 2000

NOVEMBER 14, 2000

                               SUMMARY TERM SHEET

     This summary highlights important and material information from this Offer to Purchase but does not purport to be complete. To fully understand the offer described in this document and for a more complete description of the terms of the offer described in this document, you should read carefully this entire Offer to Purchase and the Letter of Transmittal (which together, as they may be amended and supplemented, constitute the "Offer"). We have included cross references to sections to direct you to a more complete description of the topics contained in this summary.

 --   WHO IS OFFERING TO BUY MY SECURITIES?

      Philips Medical Acquisition Corporation, a wholly owned subsidiary of Philips Holding USA Inc. and a wholly owned subsidiary of Koninklijke Philips Electronics N.V., is offering to buy your shares as described in this document. See Section 9 of this document for further information about Koninklijke Philips Electronics N.V., Philips Holding USA Inc. and Philips Medical Acquisition Corporation.

 --   WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

      Philips Medical Acquisition Corporation is offering to buy all of the outstanding shares of common stock, including the associated rights, of ADAC Laboratories. There are approximately 21 million shares outstanding and approximately 5 million shares issuable upon exercise of outstanding options.

 -- HOW MUCH IS PHILIPS MEDICAL ACQUSITION CORPORATION OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

      Philips Medical Acquisition Corporation is offering to pay $18.50 in cash for each share.

 -- DOES PHILIPS MEDICAL ACQUSITION CORPORATION HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

      Yes. Philips Holding USA Inc., parent of Philips Medical Acquisition Corporation, will be financing the Offer described in this document with funds provided by Koninklijke Philips Electronics N.V. and its affiliates.

 -- ARE PHILIPS HOLDING USA INC.'S FINANCIAL RESULTS RELEVANT TO MY DECISION AS TO WHETHER TO TENDER IN THE OFFER?

      No. As the Offer is for cash and is not subject to any financing condition, Philips Holding USA Inc.'s financial results should not be relevant to your decision on whether to tender your shares in the offer.

 -- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE INITIAL OFFERING PERIOD?

      You may tender your shares into the offer until 12:00 Midnight, New York City time, on Tuesday, December 12, 2000, which is the scheduled expiration date of the Offer, unless Philips Medical Acquisition Corporation decides to extend the Offer. See Section 3 of this document for information about tendering your shares.

 --   CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

      Yes. In addition Royal Philips may extend the expiration date of the Offer from time to time on one or more occasions to a date not later than 10 business days following the scheduled expiration date if it reasonably determines an extension is appropriate in order to enable it to purchase in the offer at least 90% of the total Shares outstanding on a fully diluted basis calculated in accordance with the Merger Agreement and all conditions other than this 90% that condition were satisfied. Merger Sub, however, is not required to extend the offer beyond February 28, 2001, unless Merger Sub wishes to extend the offer because of a failure to satisfy a regulatory condition. In the event that Merger Sub extends a regulatory condition beyond February 28, 2001, Merger Sub can request from the Company an extension to the earlier of April 30, 2001 or five business days after the earliest date on which the Company reasonably believes the regulatory condition will be satisfied.

 --   HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

      Philips Medical Acquisition Corporation will announce by press release any extension of the Offer no later than 9:00 a.m., New York City time, on the next day after the previously scheduled expiration date. See Section 1 of this document for more information about extension of the Offer. Any such press release will state the approximate number of shares tendered to date.

 --   WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

      The Offer is conditioned upon, among other things, at least 90% of the outstanding shares on a fully diluted basis, calculated in accordance with the Merger Agreement, being validly tendered and not withdrawn. For a complete description of all of the conditions of the Offer, see Section 13 of this document. In the event that more than 50% and less than 90% of the shares then outstanding are validly tendered pursuant to the Offer and not withdrawn, Philips Medical Acquisition Corporation will, under certain circumstances described in this document, either exercise the stock option agreement described in this document or reduce the number of shares subject to the Offer to a number equal to 49.90% of the shares then outstanding.

 --   HOW DO I TENDER MY SHARES?

      If you hold the certificates for your shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to Citibank, N.A. at the address listed on the back cover of this document. If your broker holds your shares for you in "street name" you must instruct your broker to tender your shares on your behalf. In any case, Citibank, N.A. must receive all required documents prior to 12:00 Midnight, New York City time, on Tuesday, December 12, 2000, which is the expiration date of the Offer, unless Philips Medical Acquisition Corporation decides to extend the Offer. If you cannot comply with any of these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this document. See Section 3 of this document for more information on the procedures for tendering your shares.

 --   UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

      The tender of your shares may be withdrawn at any time prior to the expiration date of the Offer. See Section 4 of this document.

 --   HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

      You (or your broker or bank if your shares were held in "street name") must notify Citibank, N.A. at the address and telephone number listed on the back cover of this document, and your notice must include the name of the shareholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. For complete information about the procedures for withdrawing your previously tendered shares, see Section 4 of this document.

 --   WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

      THE BOARD OF DIRECTORS OF ADAC LABORATORIES, BY UNANIMOUS VOTE OF THE DIRECTORS PRESENT AT A MEETING OF THE BOARD OF DIRECTORS HELD ON NOVEMBER 12, 2000, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, THE SHAREHOLDERS OF ADAC LABORATORIES, APPROVED THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT AND APPROVED THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT ADAC LABORATORIES'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

 -- IF PHILIPS MEDICAL ACQUISITION CORPORATION CONSUMMATES THE OFFER, WHAT ARE PHILIPS MEDICAL ACQUISITION CORPORATION'S PLANS WITH RESPECT TO THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

      If Philips Medical Acquisition Corporation purchases at least 90% of the total shares outstanding on a fully diluted basis calculated in accordance with the Merger Agreement, it intends to cause a merger to occur between Philips Medical Acquisition Corporation and ADAC Laboratories in which shareholders who have not previously tendered their shares will also receive $18.50 in cash, subject to their right under California law to dissent and demand the fair market value of their shares.

 --   IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

      The purchase of the shares by Philips Medical Acquisition Corporation will reduce the number of the shares that will otherwise trade publicly and may reduce the number of holders of the shares, which could adversely affect the liquidity and market value of the remaining shares held by the public. The shares may also cease to be traded on the Nasdaq Stock Market. Also, ADAC Laboratories may cease making filings with the SEC or may otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7 of this document for complete information about the effect of the Offer on your shares.

 --   WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

      On November 10, 2000, the last full trading day prior to the public announcement of the offer, the reported closing bid price of the shares on the Nasdaq Stock Market was $18.125 per Share. On November 13, 2000, the last full trading day for which prices were available before the commencement of the Offer, the reported closing bid price of the shares on the Nasdaq Stock Market was $18.3125 per Share. You should obtain a recent market quotation for your shares in deciding whether to tender them. See
      Section 6 of this document for recent high and low closing bid prices for the shares.

 --   WHO IS RESPONSIBLE FOR THE PAYMENT OF TAXES AND BROKERAGE FEES?

      Shareholders of record who tender shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the shares by Philips Medical Acquisition Corporation pursuant to the Offer. However, any tendering shareholder who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the offer. See
      Section 3. Shareholders who hold their shares through a broker, bank or other nominee should check with such institution as to whether they charge any service fees.

 --   WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

      If you have any questions you can call the dealer manager, Morgan Stanley & Co. Incorporated at (212) 761-8340, or the information agent, MacKenzie Partners, Inc. at (800) 322-2885 (toll free). See the back cover of this document.

                               TABLE OF CONTENTS

SECTION                                                             PAGE
-------                                                             ----
SUMMARY TERM SHEET................................................    i
INTRODUCTION......................................................    2
  1.  Terms of the Offer..........................................    4
  2.  Acceptance for Payment and Payment for the Shares...........    7
  3.  Procedure for Tendering Shares..............................    8
  4.  Rights of Withdrawal........................................   11
  5.  Certain Federal Income Tax Consequences of the Offer........   12
  6.  Price Range of the Shares...................................   13
  7.  Effect of the Offer on the Market for the Shares; Stock
      Quotation, Margin Regulations and Exchange Act
      Registration................................................   13
  8.  Certain Information Concerning the Company..................   14
  9.  Certain Information Concerning Royal Philips, Parent and
      Merger Sub..................................................   17
 10.  Background of the Offer; Contacts with the Company..........   17
 11.  Purpose of the Offer; Plans for the Company; the Merger.....   19
 12.  Source and Amount of Funds..................................   27
 13.  Certain Conditions of the Offer.............................   27
 14.  Dividends and Distributions.................................   29
 15.  Certain Legal Matters.......................................   29
 16.  Fees and Expenses...........................................   32
 17.  Miscellaneous...............................................   32

SCHEDULE A Information Concerning Directors and Executive Officers
           of Royal Philips, Parent and Merger Sub................  A-1
SCHEDULE B Chapter 13 of the California General Corporation Law...  B-1
NOTICE OF SHORT FORM MERGER.......................................  C-1

To the Holders of the Common Stock of ADAC Laboratories:

                                  INTRODUCTION

     Philips Medical Acquisition Corporation, a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Philips Holding USA Inc., a Delaware corporation ("Parent"), a wholly owned subsidiary of Koninklijke Philips Electronics N.V., a company incorporated under the laws of the Netherlands ("Royal Philips"), hereby offers to purchase all of the outstanding shares of Common Stock, no par value (the "Common Stock"), of ADAC Laboratories, a California corporation (the "Company"), together with the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights") issued pursuant to the Rights Agreement, dated as of April 22, 1996, as amended (the "Rights Agreement"), between the Company and Chemical Mellon Shareholder Services, L.L.C. (the Common Stock and the Rights together being referred to herein as the "Shares"), at $18.50 per Share in cash, net to the seller (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering shareholders who are record holders of their Shares and tender directly to Citibank, N.A. (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by Merger Sub pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Merger Sub will pay all charges and expenses of Morgan Stanley & Co. Incorporated, as dealer manager ("Morgan Stanley" or the "Dealer Manager"), the Depositary and MacKenzie Partners, Inc. (the "Information Agent"). Unless the context requires otherwise, all references to Shares herein shall include the associated Rights, and all references to the Rights shall include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement.

     This Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 12, 2000 (the "Merger Agreement"), by and among the Company, Parent and Merger Sub, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below) in accordance with Chapter 11 of the California General Corporation Law (the "CGCL") and Subchapter IX of the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall continue its existence under the laws of the State of California. As a result of the Merger, the Company (sometimes referred to herein as the "Surviving Corporation") will become a wholly owned subsidiary of Parent.

     The Merger shall become effective upon filing of the last to be filed of the Merger Filings (as defined below) with the relevant Secretary of State (as defined below) (such date and time, the "Effective Time"). The Company and Parent will cause a merger agreement in the form required by the CGCL together with the related officers' certificates of each of Merger Sub and the Company (or, if applicable, a certificate of ownership) to be executed and filed with the Secretary of State of the State of California (the "California Secretary of State") as provided in the CGCL and a certificate of merger (or, if applicable, a certificate of ownership and merger) to be executed and filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State" and, collectively with the California Secretary of State, the "Secretaries of State") as provided in the DGCL (the documents described in this paragraph to be filed with the Secretaries of State being collectively referred to as the "Merger Filings"). In the Merger, each issued and outstanding Share (other than Shares, if any, that are held by shareholders who are entitled to and who properly exercise dissenters' rights ("Qualifying Shareholders") pursuant to Chapter 13 of the CGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to the Common Stock Price.

     THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE OF THE DIRECTORS PRESENT AT A MEETING OF THE BOARD OF DIRECTORS HELD ON NOVEMBER 12, 2000, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, APPROVED THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT, DATED AS OF NOVEMBER 12, 2000, AMONG MERGER SUB AND THE COMPANY (THE "STOCK OPTION AGREEMENT") AND APPROVED

THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT, DATED NOVEMBER 12, 2000 BETWEEN MERGER SUB AND THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     BEAR, STEARNS & CO. INC., FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS OPINION, DATED NOVEMBER 12, 2000 (THE "FINANCIAL ADVISOR OPINION"), TO THE EFFECT THAT, AS OF SUCH DATE, AND BASED ON AND SUBJECT TO THE MATTERS SET FORTH THEREIN, THE $18.50 PER SHARE IN CASH TO BE RECEIVED BY HOLDERS OF THE SHARES IN THE OFFER AND THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS. A COPY OF THE FINANCIAL ADVISOR OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN IS ATTACHED AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") IN CONNECTION WITH THE OFFER AND WHICH IS BEING MAILED TO SHAREHOLDERS HEREWITH. SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE FINANCIAL ADVISOR OPINION IN ITS ENTIRETY.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BY THE EXPIRATION DATE (AS DEFINED HEREIN) A NUMBER OF SHARES THAT, WHEN TAKEN TOGETHER WITH THE SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY ROYAL PHILIPS AND ANY SUBSIDIARY OF ROYAL PHILIPS REPRESENTS AT LEAST 90% OF THE TOTAL SHARES OUTSTANDING ON A FULLY DILUTED BASIS, AS CALCULATED PURSUANT TO THE MERGER AGREEMENT (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE
SECTION 13 OF THIS OFFER TO PURCHASE.

     ACCORDING TO THE COMPANY, AS OF NOVEMBER 12, 2000 THERE WERE 21,136,116 SHARES OUTSTANDING AND THERE WERE 5,342,416 SHARES RESERVED FOR ISSUANCE UPON EXERCISE OF OUTSTANDING OPTIONS UNDER THE COMPANY'S STOCK OPTION AND INCENTIVE PLANS.

     The purpose of the Offer is for Parent, indirectly through Merger Sub, to acquire a voting interest in the Company as the first step in a business combination. In the event the Minimum Condition (as defined in Section 13) is not satisfied on any scheduled expiration date of the Offer, Merger Sub may, without the consent of the Company (i) extend the Offer to a date and time not later than the Early Date, pursuant to the above paragraph; (ii) amend the Offer in contemplation of the exercise of the Stock Option Agreement (to the extent the Stock Option Agreement is exercisable at such time) to reduce the Minimum Condition to that number of shares (the "Option Exercise Minimum Number") equal to the lesser of (x) the number of shares (the "Notional Number") which, when combined with the Option Number, equals 90.1% of the Shares then outstanding, and (y) such number of Shares as the Company may agree in writing. The "Option Number" is the maximum number of Shares that are issuable upon exercise of the Stock Option Agreement without violation of the terms and conditions thereof such that the sum of the number of Shares so issuable and the Notional Number equals 90.1% of the Shares then outstanding; or (iii) amend the Offer to provide that, in the event (x) the Minimum Condition is not satisfied at the next scheduled expiration date (without giving effect to the exercise of the Stock Option Agreement) and (y) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date, taken together with the number of Shares owned directly or indirectly by Royal Philips, Parent and Merger Sub, is more than 50% of the then outstanding Shares, Merger Sub will (A) reduce the Minimum Condition to that number of Shares that, when added to the Shares then owned directly or indirectly by Royal Philips, Merger Sub, Parent and any other subsidiary of Royal Philips, would equal 49.90% of the Shares then-outstanding (the "Revised Minimum Number"), (B) reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned directly or indirectly by Royal Philips, Parent and Merger Sub, will equal the Revised Minimum Number and (C) if a number of Shares greater than the Revised Minimum Number is tendered into the Offer and not withdrawn, accept for payment, on a pro-rata basis, a number of Shares equal to the Revised Minimum Number.

     If, as of any scheduled expiration date of the Offer (other than any scheduled expiration date occurring prior to the Early Date) (i) the number of Shares tendered pursuant to the Offer and not withdrawn as of such scheduled expiration date, taken together with the number of Shares owned directly or indirectly by Royal Philips, Parent, Merger Sub and any other subsidiary of Royal Philips, is more than 50% of the then outstanding Shares, (ii) all conditions to the Offer other than the Minimum Condition shall have been satisfied and (iii) Shares have not been accepted for payment by Merger Sub, then Merger Sub shall be required to take either the action contemplated by clause (ii) of the paragraph above or the action contemplated by clause (iii) of the paragraph above such that the Offer will expire not later than the tenth business day following such scheduled expiration date.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company, if required by the CGCL. Under the CGCL, if Merger Sub acquires, pursuant to the Offer, the Stock Option Agreement or otherwise, at least 90% of the Shares then outstanding, it will be able to effect the Merger without a vote of the shareholders. In such event, Parent, Merger Sub and the Company have agreed in the Merger Agreement to take, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer, without a meeting of shareholders of the Company, in accordance with Section 1110 of the CGCL. Under the CGCL, the Merger Consideration paid to the shareholders of the Company may not be cash if Merger Sub, Parent and Royal Philips own, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares, unless either all the shareholders of the Company consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. If, pursuant to the Offer, the Stock Option Agreement or otherwise, Merger Sub does not acquire Shares that, taken together with Shares owned by Parent and Royal Philips, represent at least 90% of the Shares then outstanding as of any scheduled expiration date of the Offer, and Merger Sub instead amends the Offer to reduce the number of shares subject to the Offer to the Revised Minimum Number, then Merger Sub, together with Parent and Royal Philips, would own upon consummation of the Offer 49.90% of the Shares then outstanding, and would thereafter solicit the approval of the Merger and the Merger Agreement by a majority vote of the shareholders of the Company. Under such circumstances, a significantly longer period of time will be required to effect the Merger. For a description of the conditions set forth in the Merger Agreement and the CGCL as it relates to this transaction, see Sections 11, 13 and 15.

     Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent's and Merger Sub's entering into the Merger Agreement, the Company entered into a Stock Option Agreement dated as of November 12, 2000 (the "Stock Option Agreement") with Parent and Merger Sub. Pursuant to the Stock Option Agreement, the Company granted to Merger Sub an irrevocable option (the "Top-Up Stock Option") to purchase that number of Shares (the "Top-Up Option Shares") equal to the number of Shares that, when added to the number of Shares owned by Merger Sub, Parent and Royal Philips immediately following consummation of the Offer, will constitute 90% of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price, subject to the terms and conditions set forth in the Stock Option Agreement, including, without limitation, that the Top-Up Stock Option shall not be exercisable if the number of Shares that would otherwise be issued thereunder would exceed the number of authorized Shares available for issuance. If the Top-Up Stock Option is exercised by Merger Sub (resulting in Merger Sub, Parent and Royal Philips owning 90% or more of the Shares then outstanding), Merger Sub will be able to effect a short-form merger under the CGCL, subject to the terms and conditions of the Merger Agreement. For a description of the Stock Option Agreement, see Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND THEY SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 (the "Offer Conditions") and, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Merger Sub will accept for payment, and pay $18.50 in cash net to the seller for, each Share validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, December 12, 2000, unless and until Merger Sub shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Merger Sub, shall expire. The period from the date hereof until 12:00 midnight, New York City time, on December 12, 2000, as such period may be extended, is referred to as the "Offering Period."

     MERGER SUB DOES NOT CURRENTLY INTEND TO MAKE A SUBSEQUENT OFFERING PERIOD AVAILABLE FOLLOWING THE EXPIRATION DATE PURSUANT TO RULE 14D-11 OF THE SECURITIES EXCHANGE ACT OF 1934 AS AMENDED (A "SUBSEQUENT OFFERING PERIOD") ALTHOUGH IT RESERVES THE RIGHT TO DO SO.

     Pursuant to the Rights Agreement, each Share currently has associated with it a right to purchase Series A Junior Participating Preferred Stock. These Rights presently are transferable only with the certificates for the Shares and the surrender for transfer of certificates for any Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates. Pursuant to the Offer, no separate payment will be made by Merger Sub for the Rights. Pursuant to the Merger Agreement, the Board of Directors of the Company, at its meeting on November 12, 2000, approved an amendment of the Rights Agreement (the "Rights Amendment") to provide that the execution of the Merger Agreement or consummation of any of the transactions contemplated thereby, including, without limitation, the execution of the Stock Option Agreement or the exercise of the stock option granted therein, the commencement or consummation of the Offer, the consummation of the Merger, or any announcement relating thereto will not cause (i) either Parent, Merger Sub or any of their respective subsidiaries, "affiliates" or "associates" (each as defined in the Rights Agreement) to be deemed an Acquiring Person (as defined in the Rights Agreement), (ii) a Distribution Date (as defined in the Rights Agreement) to occur or (iii) otherwise cause the Rights to separate from the Shares. Pursuant to the Merger Agreement, the Company has agreed to take all necessary action with respect to all of the outstanding Rights, so that the Company, as of the time immediately prior to the purchase of any Shares by any of Parent, Merger Sub or any other subsidiary of Parent (collectively, the "Parent Companies") pursuant to the Offer, will have no obligations under the Rights or the Rights Agreement and the holders will have no rights under the Rights or the Rights Agreement.

     Subject to the terms of the Merger Agreement (see Section 11) and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), Merger Sub expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to amend the Offer as to any Shares not then paid for, on the occurrence of any of the conditions specified in Section 13 of this Offer and (ii) to waive any condition and to set forth or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof; provided that, Merger Sub will not, without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company) (i) waive the Minimum Condition, except as otherwise contemplated by the Merger Agreement, (ii) decrease the price per Share or change the form of consideration payable in this Offer, (iii) decrease the number of Shares sought in the Offer, except as otherwise contemplated by the Merger Agreement, (iv) impose additional conditions to the Offer, (v) change any Offer Condition or amend any other term of the Offer if any such change or amendment would be in any manner adverse to the holders of Shares or (vi) except as provided below, extend the Offer if all of the Offer Conditions have been satisfied. Pursuant to the Merger Agreement, (i) in the event of the failure of one or more of the Offer Conditions set forth in Section 13 to be satisfied or waived on any date the Offer would otherwise expire, Merger Sub shall from time to time extend the Offer until such time as such condition is or conditions are satisfied or waived, provided that, except as set forth below, Merger Sub shall not be required to extend the Offer beyond February 28, 2001, and (ii) in the event, after February 28, 2001, of the failure of the Regulatory Condition (as defined in Section 13) to be satisfied or waived on the date the Offer would otherwise expire (and the satisfaction or waiver on such date of the other Offer Conditions other than the Minimum Condition), Merger Sub shall give the Company notice thereof and, at the request of the Company, from time to time extend the Offer until the earlier of (1) five business days after such time as the Regulatory Condition is satisfied or waived and (2) the date chosen by the Company which shall not be later than the earlier of (x) April 30, 2001 or (y) five business days after the earliest date on which the Company reasonably believes the Regulatory Condition will be satisfied, provided that if such condition is not satisfied by any date chosen by the Company as described in this clause (y), the Company may request further extensions of the Offer in accordance with the terms of the Merger Agreement.

     Merger Sub reserves the right, in its sole discretion, to (a) extend the expiration date of the Offer after all of the Offer Conditions (other than the Minimum Condition) have been satisfied or waived as of any scheduled expiration date of the Offer if it reasonably determines such extension is appropriate in order to enable it to purchase in the Offer at least the number of Shares equal to the Minimum Condition (in which case Merger Sub may extend the expiration date on one or more occasions to a date and time not later than 12:00 Midnight, New York City time, on the tenth business day following such scheduled expiration date (such time on such tenth business day, the "Early Date")) or (b) exercise its rights described in the next paragraph. If Merger Sub accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and, subject to the terms and conditions of the Offer, including but not limited to the Offer Conditions, it will accept for payment and promptly pay for all Shares so accepted for payment. Merger Sub confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     In the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, Merger Sub may, without the consent of the Company
(i) extend the Offer to a date and time not later than the Early Date, pursuant to the above paragraph; (ii) amend the Offer in contemplation of the exercise of the Stock Option Agreement (to the extent the Stock Option Agreement is exercisable at such time) to reduce the Minimum Condition to that number of shares (the "Option Exercise Minimum Number") equal to the lesser of (x) the number of shares (the "Notional Number") which, when combined with the Option Number, equals 90.1% of the Shares then outstanding, and (y) such number of Shares as the Company may agree in writing. The "Option Number" is the maximum number of Shares that are issuable upon exercise of the Stock Option Agreement without violation of the terms and conditions thereof such that the sum of the number of Shares so issuable and the Notional Number equals 90.1% of the Shares then outstanding; or (iii) amend the Offer to provide that, in the event (x) the Minimum Condition is not satisfied at the next scheduled expiration date (without giving effect to the exercise of the Stock Option Agreement) and (y) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date, taken together with the number of Shares owned directly or indirectly by Royal Philips, Parent and Merger Sub, is more than 50% of the then outstanding Shares, Merger Sub will (x) reduce the Minimum Condition to the Revised Minimum Number, (y) reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned directly or indirectly by Royal Philips, Parent and Merger Sub, will equal the Revised Minimum Number and (z) if a number of Shares greater than the Revised Minimum Number is tendered into the Offer and not withdrawn, accept for payment, on a pro rata basis, a number of Shares equal to Revised Minimum Number.

     If, as of any scheduled expiration date of the Offer occurring on or after the Early Date) (i) the number of Shares tendered pursuant to the Offer and not withdrawn as of such scheduled expiration date, taken together with the number of Shares owned directly or indirectly by Royal Philips, any subsidiary of Royal Philips is more than 50% of the then outstanding Shares, (ii) all conditions to the Offer other than the Minimum Condition shall have been satisfied and (iii) Shares have not been accepted for payment by Merger Sub, then Merger Sub shall be required to take either the action contemplated by Section 1.1(d)(ii) of the Merger Agreement or the action contemplated by Section 1.1(d)(iii) of the Merger Agreement (including the case of the action contemplated by such Section 1.1(d)(iii), among other things, reducing the Minimum Condition in that number of Shares that, when added to the Shares then owned directly or indirectly by Royal Philips and any subsidiary of Royal Philips, would equal 49.9% of the Shares then outstanding (the "Revised Minimum Number") and reducing the number of Shares subject to the Offer to a number of shares that, when added to the Shares then owned directly or indirectly by Royal Philips and any subsidiary of Royal

Philips, would equal the Revised Minimum Number) such that the Offer will expire not later than the tenth business day following such scheduled expiration date.

     Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will accept for payment, and will pay for, all Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which Merger Sub may choose to make any public announcement, Merger Sub shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other public announcement.

     Merger Sub confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Merger Sub will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

     If, prior to the Expiration Date, Merger Sub, if previously approved by the Company in writing, shall decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Company has provided Merger Sub with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Merger Sub to record holders of the Shares and will be furnished by Merger Sub to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of the Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE SHARES.

     Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will accept for payment, and will pay for, all Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

     For purposes of the Offer, Merger Sub will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for any Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Merger Sub and transmitting such payments to the tendering shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry

Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message (as defined below)) and any other documents required by the Letter of Transmittal.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR THE SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by Book-Entry Transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     VALID TENDER. To tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce such agreement against the participant.

     Pursuant to the Rights Agreement, as amended, until the close of business on the Distribution Date, the Rights will be transferred with and only with the certificates for Common Stock, and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. Pursuant to the Rights Amendment, no Distribution Date will occur by reason of the execution of the Merger Agreement or consummation of any of the transactions contemplated thereby, including, without limitation, the execution of the Stock Option Agreement or the exercise of the stock option granted therein, the commencement or consummation of the Offer, the consummation of the Merger, or any announcement relating thereto.

     If separate certificates representing the Rights are issued to holders of Common Stock prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time shares of Common Stock are tendered pursuant to the Offer, Rights may be tendered prior to a shareholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. A tender of shares of Common Stock constitutes an agreement by the tendering shareholder to deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, Merger Sub may elect to reject as invalid a tender of shares of Common Stock with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Common Stock have not been received by the Depositary. Nevertheless, Merger Sub will be entitled to accept for payment shares of Common Stock tendered by a shareholder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the SEC, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering shareholder to deliver Rights and such guaranteed delivery procedures. Any determination by Merger Sub to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of Merger Sub.

     BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. If the Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at the Book-Entry Transfer Facility, but no assurance can be given that book-entry transfer of Rights will be available. If book-entry transfer of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry transfer of Rights is not available and the Distribution Date occurs, a tendering shareholder will be required to tender Rights by means of physical delivery of certificates for Rights to the Depositary (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable). The confirmation of a book-entry transfer of Shares or Rights into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHAREHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for any Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for any Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. A shareholder who desires to tender Shares (or Rights, if applicable) pursuant to the Offer and whose certificates for Shares (or Rights, if applicable) are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent) or who cannot comply with the procedure for Book-Entry Transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares (and/or Rights, if applicable) by following all of the procedures set forth below:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Merger Sub, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares and/or Rights, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares and/or Rights), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within (a) in the case of Shares, three business days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Rights, a period ending on the later of (1) three business days after the date of execution of such Notice of Guaranteed Delivery or (2) three business days after the date certificates for Rights are distributed to shareholders by the Rights Agent.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     OTHER REQUIREMENTS. Notwithstanding any provision of this document, payment for the Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of the instruments and documents referred to in Section 2.

     TENDER CONSTITUTES AN AGREEMENT. The valid tender of any Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Merger Sub upon the terms and subject to the conditions of the Offer.

     APPOINTMENT. By executing a Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of Merger Sub as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Merger Sub and with respect to any and all non-cash dividends, distributions, rights, and other shares of Common Stock or other securities issued or issuable in respect of such Shares on or after November 12, 2000 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Merger Sub deposits the payment for such Shares with the Depositary. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Merger Sub of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Merger Sub's designees will be empowered to exercise all voting and other rights of such shareholder with respect to such Shares (and any and all Distributions) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of the Company, actions by written consent in lieu of any such meeting or otherwise. Merger Sub reserves the right to require that, in order for any Shares to be deemed validly tendered, immediately upon Merger Sub's depositing the payment for such Shares with the Depositary, Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions).

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by Merger Sub in its sole discretion, which determination will be final and binding. Merger Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Merger Sub's counsel, be unlawful. Merger Sub also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Royal Philips, Parent, Merger Sub, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Merger Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

     BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder (or another payee designated by such shareholder) pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Merger Sub and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4. RIGHTS OF WITHDRAWAL.

     Tenders of the Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Merger Sub pursuant to the Offer, may also be withdrawn at any time after January 12, 2001. There will be no withdrawal rights during any Subsequent Offering Period for any Shares tendered during any Subsequent Offering Period.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of the Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Sub, in its sole discretion, which determination shall be final and binding. None of Royal Philips, Parent, Merger Sub, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     If Merger Sub extends the Offer, is delayed in its acceptance for payment of any Shares, or is unable to accept for payment any Shares pursuant to the Offer, for any reason, then, without prejudice to Merger Sub's rights under this Offer, the Depositary may, nevertheless, on behalf of Merger Sub, retain tendered Shares, but such Shares may be withdrawn to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

     Sales of the Shares pursuant to the Offer and the exchange of the Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a shareholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the shareholder. Long-term capital gain of a non-corporate shareholder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO SHAREHOLDERS IN SPECIAL SITUATIONS SUCH AS SHAREHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND SHAREHOLDERS WHO ARE NOT UNITED STATES PERSONS. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6. PRICE RANGE OF THE SHARES.

     The Shares are traded on the Nasdaq Stock Market (the "Nasdaq") under the symbol "ADAC". The following table sets forth, for the calendar quarters indicated, the high and low closing bid prices for the Shares on the Nasdaq based on public sources:

                                                            CLOSING BID PRICES
                                                     --------------------------------
                                                      HIGH        LOW       DIVIDENDS
                                                     -------    --------    ---------
CALENDAR YEAR
1998:
  First Quarter....................................  $26.625    $18.5312       $0
  Second Quarter...................................  24.0625      19.375       $0
  Third Quarter....................................   30.625      20.875       $0
  Fourth Quarter...................................       30     19.9375       $0
1999:
  First Quarter....................................  23.5625        13.5       $0
  Second Quarter...................................  13.8125         6.5       $0
  Third Quarter....................................    9.875       5.875       $0
  Fourth Quarter...................................   12.625       8.375       $0
2000:
  First Quarter....................................   14.125      9.0625       $0
  Second Quarter...................................   25.375      12.875       $0
  Third Quarter....................................    26.25     15.6875       $0
  Fourth Quarter (through November 10, 2000).......   20.375     10.0625       $0

     On November 10, 2000, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing bid price of the Shares on the Nasdaq was $18.125 per Share. On November 13, 2000, the last full trading day prior to commencement of the Offer, the reported closing bid price of the Shares on the Nasdaq was $18.3125 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     MARKET FOR THE SHARES. The purchase of any Shares by Merger Sub pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     STOCK QUOTATION. The Shares are quoted on Nasdaq. According to published guidelines of Nasdaq, the Shares might no longer be eligible for quotation on Nasdaq if, among other things, the number of publicly held Shares (excluding Shares held directly or indirectly by officers, directors and any person who is a beneficial owner of more than 10% of the Shares) were less than 500,000, the aggregate market value of publicly held Shares were less than $1,000,000 or there were fewer than 300 holders of the Shares in round lots. If these standards were not met, quotations might continue to be published in the over the counter "additional list" or one of the "local lists" unless, as set forth in published guidelines of the Nasdaq, the number of publicly held Shares were less than 100,000, or there were fewer than 300 holders in total. According to information furnished to Merger Sub by the Company as of the close of business on November 12, 2000, there were 12,204 holders of record of the Shares not including beneficial holders of any Shares in street name, and there were 21,136,116 Shares outstanding. If the Common Stock were to cease to be quoted on Nasdaq, the associated Rights would cease to be quoted as well.

     If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     MARGIN REGULATIONS. The shares of Common Stock are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares of Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, the shares of Common Stock might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the shares of Common Stock would be ineligible as collateral for margin loans made by brokers.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of such shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to shareholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for quotation on Nasdaq or for continued inclusion on the Federal Reserve Board's list of "margin securities". Merger Sub intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, then the registration of such Shares under the Exchange Act and the quotation of such Shares on the Nasdaq will be terminated following the completion of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a world leader in nuclear medicine and radiation therapy planning systems, and an emerging leader in positron emission tomography ("PET"). The Company is headquartered in Milpitas, CA, and employs approximately 900 people worldwide.

     The Company's core business is its Medical Systems business, which generated more than 85% of the company's revenues in fiscal year 2000. The Company designs, manufactures, markets, and services nuclear medicine and PET imaging equipment for hospitals and clinics worldwide. The Company's broad line of gamma cameras, PET imaging systems, workstations and clinical software applications provide information used primarily for the diagnosis of cancer and cardiac disease.

     Nuclear medicine is a diagnostic imaging modality that images the function or physiology of organs and lesions. The Company believes the functional imaging capability of nuclear medicine may allow for earlier diagnosis of certain diseases than anatomical imaging modalities such as magnetic resonance imaging, computerized tomography, and ultrasound.

     In a typical nuclear medicine procedure, the patient is administered a small amount of a radiopharmaceutical that localizes in normal and abnormal tissues according to the make-up of the radiopharmaceutical, the functionality of the tissue, and the procedure being utilized. The patient is then imaged with a gamma camera or PET scanner and the images are recorded on a computer. The physician uses the images and related clinical information to evaluate the functional and metabolic performance of the portion of the patient's body under examination.

     The Company's Pinnacle radiation therapy planning computers help oncologists plan, deliver, and evaluate precise radiation treatments for cancer patients. The systems combine third-party workstations and printers with the Company's proprietary application software. They offer three-dimensional volumetric image processing and dose computation capabilities that enable physicians to plan the precise application of high-energy radiation to a patient's specific targeted area for the treatment of cancer.

     The Company provides equipment service and clinical support for its worldwide customer base. The company supports over 6,000 systems through a range of offerings that meet different service and budgetary needs.

     Set forth below is certain summary consolidated financial information for each of the Company's last three fiscal years for the period ended 1999 as contained in the Company's 1999 Annual Report to Shareholders, and incorporated by reference in its Annual Report on Form 10-K as well as unaudited financial information for the period ended. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

                               ADAC LABORATORIES

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                FISCAL YEAR ENDED
                                                   --------------------------------------------
                              NINE MONTHS ENDED    OCTOBER 3,    SEPTEMBER 27,    SEPTEMBER 28,
                                 JULY 2, 2000         1999           1998             1997
                              ------------------   ----------    -------------    -------------
                                 (UNAUDITED)
INCOME STATEMENT DATA:
Revenues....................       $267,645         $342,131       $300,528         $263,887
Income before income
  taxes.....................          5,018          (43,665)        12,108           22,089
Net income..................          3,261          (33,620)         7,386           13,474
Net income per common share:
Basic.......................          $0.16           ($1.64)         $0.38            $0.73
Diluted.....................          $0.15           ($1.64)         $0.36            $0.69
BALANCE SHEET DATA (AT
  PERIOD END):
Current assets..............       $142,997         $142,867       $152,209         $109,902
Total assets................        242,994          239,662        229,783          195,099
Current liabilities.........        124,980          128,441         89,799           69,105
Total Liabilities...........        128,495          132,149         92,881           87,008
Total Shareholders'
  equity....................        114,499          107,513        136,902          108,091

------------------------

     The balance sheet results for the year ended September 28, 1997 have not been provided because those results have not been restated.

     Except as otherwise set forth herein, the information concerning the Company contained in this document has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Royal Philips, Merger Sub, Parent and the Dealer Manager have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Royal Philips, Parent, Merger Sub and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Royal Philips, Parent, Merger Sub or the Dealer Manager.

     OTHER FINANCIAL INFORMATION. During the course of the discussions and information exchange between Royal Philips and the Company that led to the Merger Agreement, the Company provided Royal Philips and its financial advisors with certain information about the Company and its financial performance that is not publicly available. The information provided included the following:

                                                             FISCAL YEAR ENDED
                                                             -----------------
                                                              2001       2002
                                                             -------    -------
Booking....................................................  $382.9     $425.0
Revenues...................................................   358.9      394.8
Gross Profit...............................................   141.8      157.9
EBIT.......................................................    40.4       47.3

     The Company has advised Royal Philips, Parent and Merger Sub that it does not as a matter of course make public any projections as to future performance or earnings, and the aforementioned projections are included in this Offer to Purchase solely because such information was provided to Royal Philips and its financial advisors during the course of Royal Philips's and Parent's evaluation of the Company. Royal Philips, Parent and Merger Sub did not rely on such information in their valuation of the Company. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has advised Royal Philips, Parent and Merger Sub that (i) its internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments and (ii) the projections were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and some of which are beyond the control of the Company. Accordingly, there can be no assurance, and no representation or warranty is or has been made by any of the Company, Royal Philips, Parent, Merger Sub or any of their representatives, that actual results will not vary materially from those described above. The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters and other matters. The inclusion of this information should not be regarded as an indication that the Company, Royal Philips, Parent, Merger Sub or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of the Company, Royal Philips, Parent, Merger Sub or any of their respective financial advisors or the Dealer Manager intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term). The projections have not been adjusted to reflect the effects of the Offer or the Merger.

     AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C., 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov.

9. CERTAIN INFORMATION CONCERNING ROYAL PHILIPS, PARENT AND MERGER SUB.

     Royal Philips is a company incorporated under the laws of the Netherlands with its principal executive offices at Rembrandt Tower, Amstelplein 1, 1096 HA Amsterdam, the Netherlands.

     Royal Philips has manufacturing and sales organizations in over 60 countries. Royal Philips delivers products, systems and services in the fields of lighting, consumer electronics and communications, domestic appliances and personal care, components, semiconductors, medical systems and information technology.

     Parent is a Delaware corporation and a wholly owned subsidiary of Royal Philips. Parent's principal offices are located at 1251 Avenue of the Americas, New York, New York 10020. Parent does not engage in any activities other than those incident to its role as a holding company of Royal Philips.

     Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent, and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. The principal offices of Merger Sub are located at 1251 Avenue of the Americas, New York, New York 10020.

     FINANCIAL INFORMATION OF ROYAL PHILIPS. Royal Philips is subject to the informational reporting requirements of the Exchange Act.

     OTHER INFORMATION REGARDING ROYAL PHILIPS, PARENT AND MERGER SUB. The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principal business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of Royal Philips, Parent and Merger Sub are set forth in Schedule A to this Offer to Purchase.

     None of Royal Philips, Parent or Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in the Shares in the past 60 days. None of Royal Philips, Parent or Merger Sub has purchased any Shares during the past two years.

     Except as set forth in Section 10, there have been no negotiations, transactions or material contacts between Royal Philips, Parent or Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Section 10, none of Royal Philips, Parent or Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     On an ongoing basis, the Board of Directors of ADAC evaluates ADAC's strategic alternatives, including possible strategic business combinations and continuing as a stand alone company. In early February 2000, the Board of Directors retained Bear, Stearns & Co. Inc. ("Bear Stearns") to assist ADAC's management in this evaluation. ADAC's management and Bear Stearns identified and contacted nine (including Philips) prospective strategic partners for ADAC based on strategic fit and their determination of which entities would most likely be interested in engaging in a strategic combination or arrangement with ADAC. Four of those parties expressed an interest in a potential transaction and were provided with a limited amount of information concerning ADAC after executing appropriate confidentiality agreements. Subsequently, however, only one of the parties, Philips, provided a proposal to acquire ADAC.

     On March 20, 2000, Philips and ADAC entered into a customary confidentiality agreement. Between March 20, 2000 and mid-April 2000 representatives of Royal Philips and ADAC engaged in various discussions concerning a proposed business combination.

     In mid-April 2000, Philips provided a preliminary proposal, subject to due diligence and several conditions, to acquire ADAC for up to $18.00 per share of Common Stock.

     In late May 2000, Philips began the first phase of its due diligence investigation of ADAC. For the next month or so, Philips conducted its investigation.

     During the week and a half beginning on June 23, 2000, Philips's management representatives outlined a plan for a second phase of due diligence but indicated that certain items uncovered in the first phase of their due diligence would prevent them from recommending an acquisition of ADAC to the Board of Directors of Philips. In light of the protracted process involved and the lack of a clear path to acceptable transaction terms, ADAC did not agree to the Philips plan for a second phase of due diligence. However, both ADAC and Philips expressed a desire to keep lines of communication open about a potential strategic relationship.

     [On July 19, 2000, ADAC and Philips jointly signed a multi year preferred lender contract with Premier, one of the nation's largest healthcare alliance enterprises a sales contract.]

     Between August and October of 2000, there were numerous conversations between representatives of Bear Stearns and certain senior officers of Philips based in the United States regarding a potential acquisition of ADAC.

     On October 10, 2000, ADAC announced the sale of its Cardiology Systems Group to Analogic Corporation.

     On October 20, 2000, Philips representatives met with senior management from ADAC in Milpitas, California to discuss ADAC's financial performance.

     On October 24, 2000, ADAC announced entering into a definitive agreement to sell the remaining assets of ADAC Healthcare Information Systems, Inc. to Cerner Corporation.

     On November 2 and 3, 2000, senior officers and advisors from ADAC and Philips met in New York to discuss due diligence items and an action plan for negotiating a merger agreement. Philips offered $16.00 per share of Common Stock subject to completion of six weeks of due diligence. ADAC rejected the proposal. Philips increased its offer to $17.00 per share of Common Stock subject to three weeks of due diligence. ADAC rejected the revised proposal as well.

     On November 7, 2000, the Managing Board of Royal Philips approved offering $18.50 per share of Common Stock subject to completion of its due diligence and negotiation of definitive agreements within a week.

     On November 9, 2000, the Board of Directors of ADAC met with representatives of ADAC's management, outside counsel, Wilson Sonsini Goodrich & Rosati, P.C., and Bear Sterns and reviewed and discussed the terms of the proposed acquisition and the status of the negotiations. At the meeting, outside Counsel gave a presentation to the Board of Directors on the terms of the Merger Agreement and Stock Option Agreement, the structure of the Offer and the Merger and the Board of Director's fiduciary duties. In addition, representatives from Bear Stearns reviewed the financial aspects of the proposed transaction.

     On November 12, 2000, the Board of Directors of ADAC met telephonically and reviewed and discussed the proposed acquisition. Management and outside counsel provided the Board of Directors with an update on the terms of the Merger Agreement and related documents. The Board of Directors also received an opinion from Bear Stearns that as of the date of the meeting, $18.50 cash per share of Common Stock consideration to be received by the holders thereof pursuant to the Offer and the Merger as contemplated in the Merger Agreement was fair from a financial point of view to ADAC's shareholders. The full text of such opinion is attached hereto as Exhibit 6. Following additional discussion of the terms of the proposed acquisition, the Board of Directors unanimously:

     - determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to and in the best interests of the holders of the Common Stock;

     - approved and adopted the Merger Agreement and related Stock Option Agreement and the transactions contemplated thereby; and

     - resolved to recommend that the shareholders of ADAC accept the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby.

     On November 12, 2000, the Board of Directors of Parent and Merger Sub approved the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stock Option Agreement.

     On the evening of November 12, 2000, following the meeting of the Board of Directors of ADAC, the Merger Agreement and related Stock Option Agreement were executed by ADAC, Parent and Merger Sub.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER.

     PURPOSE. The purpose of the Offer and the Merger is to enable Royal Philips indirectly to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. The Company will, as of the Effective Time, be an indirect wholly owned subsidiary of Royal Philips.

     PLANS FOR THE COMPANY. Assuming the Minimum Condition has been satisfied and Merger Sub purchases all Shares tendered pursuant to the Offer, Merger Sub intends, subject to Rule 14f-1 of the Exchange Act, promptly to exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Board of Directors of the Company. Under the Merger Agreement, the Company has agreed, concurrently with Merger Sub's acceptance for payment and payment for such Shares, to increase the size of the Company's Board of Directors by such number as is necessary to enable Merger Sub to elect to the Board of Directors up to a number of Merger Sub's designees equal to the product of (i) the total number of directors on the Board of Directors multiplied by
(ii) the percentage that the number of the Shares then beneficially owned by Merger Sub and its affiliates so accepted for payment and paid plus any Shares beneficially owned by Parent to the number of the Shares then outstanding. Merger Sub presently intends to select such designees to the Board of Directors from among individuals (who are currently officers or directors of Parent, Royal Philips or affiliates thereof) identified in a list that Parent had provided to the Company and that the Company has included in its Schedule 14D-9. The Merger Agreement also provides that the directors of Merger Sub at the Effective Time shall be the directors of the Company after the consummation of the Merger (also referred to as the "Surviving Corporation") from and after the Effective Time. Merger Sub or an affiliate of Merger Sub may, following the consummation or termination of the Offer, seek to acquire additional Shares through exercise of the Top-Up Option, open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer. Merger Sub and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     THE MERGER AGREEMENT. The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement which is filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by Royal Philips, Parent and Merger Sub (the "Schedule TO") and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that Parent will cause Merger Sub to commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, promptly after expiration of the Offer, Parent will cause Merger Sub to accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub is permitted to accept and pay for under applicable law. The Merger Agreement provides that Merger Sub has the right, in its sole discretion, to modify and make certain changes to the terms and conditions of the Offer as described above in Section 1.

     If Merger Sub acquires 90% or more of the outstanding Shares pursuant to the Offer, it will have the votes necessary under California law to approve the Merger without a meeting of the Company's shareholders. Under the CGCL, if Royal Philips, Parent of Merger Sub directly or indirectly own at least 90% of the outstanding Shares, the Merger may be effected without the vote of the Company's shareholders. The Merger Agreement provides that, simultaneously with or as soon as practicable after expiration of the Offer, receipt of any required approval by the Company's shareholders of the Merger Agreement and the satisfaction or waiver of certain other conditions, Merger Sub will be merged into the Company. At the Effective Time, each then outstanding Share not owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company (other than Shares held by shareholders of the Company who properly exercise dissenters' rights under the applicable provisions of the CGCL) will be converted into the right to receive $18.50 in cash or any higher price which may be paid for the Shares pursuant to the Offer, without interest (the "Merger Consideration").

     Merger Sub reserves the right, in its sole discretion, to (a) extend the expiration date of the Offer after all of the Offer Conditions (other than the Minimum Condition) have been satisfied or waived as of any scheduled expiration date of the Offer if it reasonably determines such extension is appropriate in order to enable it to purchase in the Offer at least the number of Shares equal to the Minimum Condition (in which case Merger Sub may extend the expiration date on one or more occasions to a date and time not later than the Early Date) or (b) waive the Minimum Condition and exercise its rights under Section 1.1(d).

     Pursuant to Section 1.1(d) of the Merger Agreement ("Section 1.1(d)"), in the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, Merger Sub may, without the consent of the Company (i) extend the Offer to a date and time not later than the Early Date pursuant to the above paragraph; (ii) amend the Offer in contemplation of the exercise of the Stock Option Agreement (to the extent the Stock Option Agreement is exercisable at such time) to reduce the Minimum Condition to the Option Exercise Minimum Number; or (iii) amend the Offer to provide that, in the event (x) the Minimum Condition is not satisfied at the next scheduled Expiration Date (without giving effect to the exercise of the Stock Option Agreement) and (y) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date, taken together with the number of Shares owned directly or indirectly by Royal Philips, Parent, Merger Sub and any other subsidiary of Royal Philips, is more than 50% of the then outstanding Shares, Merger Sub will (A) reduce the Minimum Condition to the Revised Minimum Number,
(B) reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned directly or indirectly by Royal Philips, Parent and Merger Sub will equal the Revised Minimum Number and (C) if a number of Shares greater than the Revised Minimum Number is tendered into the Offer and not withdrawn, accept for payment, on a pro rata basis, a number of Shares equal to Revised Minimum Number. If Merger Sub purchases a number of Shares equal to the Revised Minimum Number, then without the prior written consent of Merger Sub, at any time prior to the termination of the Merger Agreement, the Company will not take any action whatsoever (including, without limitation, the redemption of any Shares) which would have the effect of increasing the percentage ownership of Shares owned by Royal Philips, Parent, Merger Sub and any other subsidiary of Royal Philips in excess of the Revised Minimum Number.

     If, as of any scheduled expiration date of the Offer (other than any scheduled expiration date occurring prior to the Early Date) (i) the number of Shares tendered pursuant to the Offer and not withdrawn as of such scheduled expiration date, taken together with the number of Shares owned directly or indirectly by Royal Philips, Parent, Merger Sub and any other subsidiary of Royal Philips, is more than 50% of the then outstanding Shares, (ii) all conditions to the Offer other than the Minimum Condition shall have been satisfied and (iii) Shares have not been accepted for payment by Merger Sub, then Merger Sub shall be required to take either the action contemplated by clause (ii) of the paragraph above or the action contemplated by clause (iii) of the paragraph above such that the Offer will expire not later than the tenth business day following such scheduled expiration date.

     Shareholder Approval. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval and adoption of the Merger by the shareholders of the Company in accordance with the CGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. Therefore, unless the Merger is consummated in accordance with the short-form merger provisions under the CGCL described below (in which case no action by the shareholders of the Company will be required to consummate the Merger), the only remaining corporate action of the Company will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote all Shares beneficially owned by it in favor of the adoption of the Merger Agreement at the Company shareholder's meeting. In the event that Merger Sub acquires the Revised Minimum Number of Shares, it would have the ability to ensure approval of the Merger by the shareholders of the Company with the approval of a de minimis number of remaining outstanding Shares.

     Under the CGCL, the merger consideration paid to the Company's shareholders may not be cash if Merger Sub, Parent or Royal Philips owns, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. If such shareholder consent or Commissioner of Corporations approval is not obtained, the CGCL requires that the consideration received in the Merger consist only of non-redeemable common stock of Parent. The purpose of the Offer is to obtain 90% or more of the Shares and thus to enable Parent and Merger Sub to acquire all the equity of the Company for consideration consisting solely of cash.

     Conditions to the Merger. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the fulfillment of certain conditions set forth in the Merger Agreement, including (i) if required by the CGCL, the approval of the Merger by the holders of a majority of the outstanding shares of each class of the Company entitled to vote on the Merger, in accordance with applicable law and the Articles of Incorporation and Bylaws of the Company, (ii) the purchase by Merger Sub (or one of the Parent Companies) of Shares pursuant to the Offer, and (iii) there being no statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any court or other Governmental Entity (as defined in the Merger Agreement) of competent jurisdiction in effect which prohibits consummation of the Merger (collectively, an "Order").

     Termination of the Merger Agreement. According to its terms, the Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares: (a) by the mutual consent of Parent (also acting on behalf of Merger
Sub) and the Company, by action of their respective Boards of Directors; or (b) by action of the Board of Directors of either Parent or the Company if (i) Merger Sub shall not have accepted for payment any Shares pursuant to the Offer prior to April 30, 2001; provided, however, that such right to terminate the Merger Agreement shall not be available to (A) Parent if any Shares have been accepted for payment pursuant to the Offer or (B) any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any Offer Condition; or (ii) any Governmental Entity shall have issued an Order which shall have become final and nonappealable; or (c) unless the Offer shall have been consummated, by action of the Board of Directors of Parent, if
(x) (i) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement (other than any immaterial covenants or agreements) or (ii) a representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall thereafter become inaccurate, except for such inaccuracies which, when taken together would not reasonably be likely to have a "Material Adverse Effect" as defined in the Merger Agreement), and, with respect to any such breach, failure to perform or inaccuracy that can be remedied, the breach, failure or inaccuracy is not remedied within 15 business days after the giving of written notice of such breach, failure or inaccuracy to the Company; or (y) the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to Parent or Merger Sub its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have adopted or recommended any Acquisition Proposal (as defined below), or the Board of Directors of the Company, upon request by Parent, shall fail to reaffirm such approval or recommendation within 10 business days after such request if an Acquisition Proposal is pending, or shall have resolved to do any of the foregoing; or (d) by action of the Board of Directors of the Company, (x) if Parent or Merger Sub (or another Parent Company) (i) shall have breached in any material respect any of the representations, warranties, covenants or agreements contained in the Merger Agreement (other than any immaterial covenants or agreements) and, with respect to any such breach that can be remedied, the breach is not remedied within 15 business days after the Company has provided Parent with written notice of such breach or (ii) shall have failed to commence the Offer by November 15, 2000 or to pay for the Shares pursuant to the Offer in accordance with the terms thereof, (y) if (i) the Board of Directors of the Company receives a written offer not solicited on or after the date of the Merger Agreement, with respect to a merger, reorganization, share exchange, consolidation or sale of all or substantially all of the Company's assets or a tender or exchange offer not solicited on or after the date of the Merger Agreement for more than 50% of the outstanding Shares is commenced, and with respect to which the Board of Directors of the Company concludes in good faith, after consultation with its independent financial advisor and its outside counsel, that approval, acceptance or recommendation of such transaction is required by the fiduciary duties of the Company's Board of Directors under applicable law (any such transaction, a "Superior Proposal"), (ii) the Company has given Merger Sub three business days, prior written notice of its intention to terminate the Merger Agreement to accept the Superior Proposal and Merger Sub shall have failed to offer to amend the Offer so that it is at least as favorable to the shareholders of the Company as the Superior Proposal in the good faith judgment of the Board of Directors of the Company, after consultation with its independent financial advisor and its outside counsel and (iii) the Company prior to such termination pays to Merger Sub in immediately available funds the fees described in the next paragraph.

     Fees and Expenses. The Merger Agreement provides that if (x) (i) the Offer shall have remained open for a minimum of at least 20 business days, (ii) after the date of the Merger Agreement, any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent or Merger Sub or any of their respective subsidiaries or affiliates (collectively, a "Person") shall have become the beneficial owner of 15% or more of the outstanding Shares or made (and not withdrawn) any Acquisition Proposal,
(iii) the Minimum Condition shall not have been satisfied and the Offer is terminated as described in clause (c)(x) of the preceding paragraph (but only if such termination relates to a breach of the Company's obligations described under "--Acquisition Proposals" below) or as described in clause (b)(i) of the preceding paragraph without the purchase of any Shares thereunder and (iv) within twelve months of such termination the Company enters into an agreement (other than a confidentiality agreement in customary form) with respect to an Acquisition Proposal (as such term is defined below, except that the reference in such definition to 15% shall be deemed a reference to 40% for purposes of this clause (iv) only) or any person or other entity (other than Parent or any of its affiliates) becomes the beneficial owner of 40% or more of the outstanding Shares, (y) Parent shall have terminated this Agreement as described in clause (c)(y) of the preceding paragraph, or (z) the Company shall have terminated this Agreement as described in clause (d)(y) of the preceding paragraph, then the Company shall promptly, but in no event later than five business days after the date of a request by Parent for payment of such fee (other than a termination as described in clause (d)(y) of the preceding paragraph, in which case payment shall be concurrent with termination), pay Parent a fee of $12,750,000, which amount shall be payable in same day funds. If the Company fails to promptly pay the amount due pursuant to this paragraph, and, the Company shall pay to Parent or Merger Sub interest on the amount of the fee at the prime rate of Citibank, N.A. on the date such payment was required to be made. In the event that either party commences a suit concerning the fee set forth in this paragraph which results in a judgment against either party, the non-prevailing party shall pay to the prevailing party the prevailing party's costs and expenses (including attorneys' fees) in connection with such suit.

     Acquisition Proposals. The Merger Agreement provides that neither the Company nor any of its subsidiaries nor any of their respective officers and directors shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by providing any confidential information or data to or having any negotiations or discussions with any person (other than Parent or its affiliates) making or inquiring with respect to making an Acquisition Proposal), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase of more than 15% (on a fair market value basis) of the assets of the Company and its subsidiaries on a consolidated basis (including any such purchase of assets effected indirectly through the purchase of such subsidiaries), or any purchase of, or tender offer for, more than 15% of any equity securities of the Company (any such proposal or offer being referred to as an "Acquisition Proposal"), except that the Company shall have the right, if, and only to the extent that, the Company's Board of Directors concludes in good faith after consultation with outside legal counsel that such actions are required to comply with the fiduciary duties of the Company's Board of Directors under applicable law in response to a bona fide, written Acquisition Proposal not solicited on or after the date hereof, to engage in negotiations concerning, provide confidential information or data to, or have discussions with, any person relating to an Acquisition Proposal. The Merger Agreement provides that the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted with respect to any of the foregoing, and that the Company will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this paragraph of their obligations. The Merger Agreement provides that the Company will notify Parent promptly, and in any event within one business day, if any of the Company's officers or directors become aware that any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company or any of its subsidiaries, indicating, in connection with such notice, the name of such person and the material terms of any such proposals or offers, and shall thereafter keep Parent informed on a current basis of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also will promptly request each person which has prior to the date of the Merger Agreement executed a confidentiality agreement in connection with its consideration of acquiring the Company and/or any of its subsidiaries to return all confidential information heretofore furnished to such person by or on behalf of the Company; provided, that Company shall not be prohibited from taking and disclosing to its stockholders a position required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company after consultation with outside counsel, failure to do so would be a violation of its obligations under applicable law.

     Representations and Warranties; Covenants. The Merger Agreement also contains certain other restrictions as to the conduct of business by the Company pending the Merger, as well as representations and warranties of each of the parties customary in transactions of this kind. In addition, the Company has made representations concerning certain contractual consents relating to noncompetition arrangements (the "Significant Consent(s)").

     Amendment of the Merger Agreement. Subject to the applicable provisions of the CGCL, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

     Treatment of Options. The Merger Agreement provides, prior to the Effective Time, the Company shall use its reasonable best efforts to take such actions as may be necessary such that at the Effective Time, each stock option outstanding ("Option") pursuant to the Company's Directors' Stock Option Plan
(1987), as amended, the Company's 1992 Stock Option Plan, as amended, the Company's 1999 Long-Term Incentive Plan, and the Company's 1999 Supplemental Incentive Plan (collectively, the "Stock Plans"), whether or not then exercisable, will be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between the Merger Consideration over the exercise price per Share of such Option multiplied by the number of Shares previously subject to such Option, less all applicable withholding taxes. Such payment will be made by the Company as soon as administratively feasible after the Effective Time.

     - in accordance with the terms of the Company's Amended and Restated Employee Stock Purchase Plan (1994), as amended (the "ESPP"), the Company will cause each option outstanding under the ESPP immediately prior to the Effective Time to be automatically exercised immediately prior to the Effective Time. The Company will take such actions as may be necessary so that each employee participating in the ESPP immediately prior to the Effective Time will only be entitled to receive an amount in cash equal to the result of multiplying (i) the Merger Consideration by (ii) a fraction, the numerator of which is the accumulated payroll deductions in the employee's account under the ESPP at the Effective Time, and the denominator of which is the purchase price for the applicable "Purchase Period" and/or "Offering Period" (as such terms are defined in the ESPP) in effect immediately prior to the Effective Time. The Company will take such actions as may be necessary to cease as of the Effective Time all further Offering Periods and Purchase Periods and payroll deductions under the ESPP.

     - prior to December 12, 2000, the Company will use reasonable efforts to cause each holder of options to purchase Shares to duly execute an instrument in a form reasonably acceptable to Parent containing the irrevocable agreement of such holder that in the event that (i) the Offer is consummated and (ii) Merger Sub will have either (A) failed to waive or modify the Minimum Condition, or (B) amended the Offer to reduce the Minimum Condition to the Option Exercise Minimum Number in accordance with clause (ii) of Section 1.1(d), such option shall be canceled effective as of the expiration time of the Offer and shall thereafter represent only the right to receive cash in the amount, if any, which (A) the product of $18.50 and the number of Shares issuable upon exercise of such option (with respect to each option, the "Share Number") exceeds (B) the product of the Share Number and the per-Share exercise price for such option (any such duly exercised instrument, an "Option Cancellation"). The Company will provide Parent with a copy of each Option Cancellation received by the Company promptly following the Company's receipt thereof, but in any event not later than 9:00 a.m., Pacific time, on the business day prior to the expiration of the Offer.

     Indemnification of Officers and Directors. The Merger Agreement provides that from and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries, determined as of the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under California law and its Articles of Incorporation or Bylaws in effect on the date of the Merger Agreement to indemnify such person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). The Merger Agreement also provides that Parent shall cause the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance (or equivalent thereof) for a period of six years after the Effective Time, so long as the annual premium therefor is not in excess of $705,000.
provided, however, that if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of $705,000, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to $705,000.

     Treatment of Employee Benefits. The Merger Agreement provides that for a period of two years following the Effective Time, Parent will cause the Company to continue to provide the Employees with compensation and employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Company or of any of the Parent Companies) which in the aggregate are substantially comparable to those currently provided by the Company to such employees immediately prior to the Effective Time, provided that employees covered by collective bargaining agreements need not be provided such benefits. Parent will, or will cause the Surviving Corporation to, honor without modification all employee (or former employee) benefit obligations accrued as of the Effective Time.

     Composition of the Board of Directors. If requested by Parent, the Company will, subject to compliance with applicable law, immediately following the acceptance for payment of, and payment by Merger Sub for a number of Shares that satisfies the Minimum Condition or the Revised Minimum Number, take all actions necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons equals at least that number of directors, rounded up to the next whole number, which represents the product of
(x) the total number of directors on the Board of Directors multiplied by (y) the percentage that the number of Shares so accepted for payment and paid for plus any Shares beneficially owned by Parent or its affiliates on the date of the Merger Agreement bears to the number of Shares outstanding at the time of such payment. In furtherance thereof, the Company will increase the size of the Board, or use its best efforts to secure the resignation of directors, or both, as is necessary to permit Parent's designees to be elected to the Company's Board of Directors; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have at least three members (the "Independent Directors") who are neither officers of Parent nor designees, shareholders or affiliates of Parent or Parent's affiliates ("Parent Insiders"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of Parent or any of Parent's affiliates, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. At such time, the Company, if so requested, will use its best efforts to cause persons designated by Parent to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons). The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

     Dissenters' Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, certain holders of Shares ("Qualifying Shareholders") who fully comply with and meet all the requirements of the provisions of Chapter 13 of the CGCL ("Qualifying Shareholders"), may have certain rights to dissent and to require the Company to purchase their Shares for cash at "fair market value." Additionally, Qualifying Shareholders will be entitled to exercise dissenters' rights under the CGCL only if the holders of five percent or more of the outstanding Shares properly file demands for payment or if the Shares held by such holders are subject to any restriction on transfer imposed by the Company or by any law or regulation ("Restricted Shares"). Accordingly, if any holder of Restricted Shares or the holders of five percent or more of the Shares properly file demands for payment in compliance with Chapter 13 of the CGCL, all other Qualifying Shareholders will be entitled to require the Company to purchase their Shares for cash at their fair market value if the Merger is consummated. In addition, if immediately prior to the Effective Time, the Shares are not listed on a national securities exchange or on the list of over-the-counter margin stocks issued by the Federal Reserve Board, holders of Shares may exercise dissenters' rights as to any or all of their Shares entitled to such rights.

     Under the CGCL, the "fair market value" of the Shares may be one agreed to by the Company and the Qualifying Shareholder or judicially determined, depending on the circumstances. The "fair market value" is determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation as a result of the Merger and subject to adjustments. The value so determined could be more or less than the Offer Price.

     The foregoing discussion of the rights of Qualifying Shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights and is qualified in its entirety by reference to Chapter 13 of the CGCL, which is set forth in Schedule B to this Offer to Purchase and incorporated herein by reference.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 OF THE CGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Rule 13e-3. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Merger Sub does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger.

     Rights. The Rights presently are transferable only with the certificates for the Shares and the surrender for transfer of certificates for any Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates. Pursuant to the terms of the Merger Agreement, the Company has taken all necessary action so that the Offer will not result in the grant of any Rights or enable or require any Rights to be exercised, distributed or triggered.

     Employment. Pursuant to the Merger Agreement, the Company will offer employment to Gerhard F. Burbach and Ian R. Farmer (the "Executives") within ten days prior to the closing of the Merger, with terms of employment that are substantially comparable to, and include total compensation which is no greater than, the Executive's current terms of employment and which terms of employment will be on "Similar Terms" (as defined in the Executive Severance Agreements between the Company and each Executive) as the Executive's current employment.

     STOCK OPTION AGREEMENT. The following is a summary of certain provisions of the Stock Option Agreement entered into between the Company, Parent and Merger Sub, a copy of which is filed as an Exhibit to the Schedule TO. Such summary is qualified in its entirety by reference to the Stock Option Agreement.

     Under the Stock Option Agreement, the Company granted to Merger Sub an irrevocable Top-Up Stock Option to purchase that number of Top-Up Option Shares equal to the number of Shares that, when added to the number of Shares owned by Merger Sub, Parent and Royal Philips immediately following consummation of the Offer, will constitute 90% of the Shares then outstanding on a fully diluted basis, calculated in accordance with the Stock Option Agreement at a purchase price per Top-Up Option Share equal to the Offer Price. However, the Top-Up Stock Option will not be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance.

     Subject to the terms and conditions of the Stock Option Agreement, the Top-Up Stock Option may be exercised by Merger Sub, at its election, in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Top-Up Termination Date (as defined below). A "Top-Up Exercise Event" will occur for purposes of the Stock Option Agreement upon Merger Sub's acceptance for payment pursuant to the Offer of Shares constituting, together with Shares owned directly or indirectly by Parent and Royal Philips, more than 50% but less than 90% of the Shares then outstanding. Except as provided in the last sentence of this paragraph, the "Top-Up Termination Date" will occur for purposes of the Stock Option Agreement upon the earliest to occur of: (i) the Effective Time; (ii) the date which is 20 business days after the occurrence of a Top-Up Exercise Event; (iii) the termination of the and the date on which Merger Sub reduces the Minimum Condition to the Revised Minimum Number and accepts for payment the Revised Minimum Number of Shares. Nevertheless, even if the Top-Up Termination Date has occurred, Merger Sub will be entitled to purchase the Top-Up Option Shares if it has exercised the Top-Up Stock Option in accordance with the terms of the Stock Option Agreement prior to such occurrence.

     The obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Stock Option is subject to the following conditions: (a) any applicable waiting period under the HSR Act and any applicable non-United States laws regulating competition, antitrust, investment or exchange controls relating to the issuance of the Top-Up Option Shares will have expired or been terminated; (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Stock Option or the delivery of the Top-Up Option Shares in respect of any such exercise; and (c) delivery of the Top-Up Option Shares would not require the approval of the Company's shareholders pursuant to the rules of the Nasdaq stock market.

EMPLOYMENT AGREEMENTS

     Philips Electronics North America Corporation has entered into an agreement with Dave Crussell to continue employment with the Company as Senior Vice President and General Manager RTP at the same base salary and target bonus as he is eligible to receive at the closing of the Merger. The agreement is contingent upon the closing of the Merger and provides for payment of a retention bonus of $250,000 payable 25% after the first anniversary of the closing and 75% payable after the second anniversary of the closing, provided that Mr. Crussell is still employed with the Company at each date. Mr. Crussell will also receive options to purchase 25,000 shares of stock in Royal Philips. The options are subject to the following vesting schedule which is contingent on continued employment: fifty percent will vest 18 months following the closing of the Merger and the remaining fifty percent will vest 36 months following the closing of the Merger. Philips Electronics North America Corporation has also entered into agreements with ten other key employees which provide for continued employment at the same salary and target bonuses as the employees are eligible for at the closing, and retention bonuses and stock options with the same payment vesting schedules as described above. Philips Electronics North America Corporation is currently in discussions with R. Andrew Eckert, Neil Laird, Ian Farmer and Gerhard Burbach to continue their employment to ensure a smooth transition period following the completion of this tender offer. No written agreement or formal arrangement or understanding has been entered into with those executives.

12.  SOURCE AND AMOUNT OF FUNDS.

     Merger Sub estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $489,852,842. Parent will finance the Offer and the Merger with funds provided by Royal Philips and its affiliates.

13.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, but subject to the terms and conditions of the Merger Agreement (and provided that Merger Sub shall not be obligated to accept for payment any Shares until expiration or termination of all applicable waiting periods under the HSR Act and any applicable waiting periods relating to the Foreign Filings, in each case with respect to the Offer and/or the Merger (the "Regulatory Condition")), Merger Sub (x) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for and (y) may delay the acceptance for payment of or (subject to such rules and regulations, including Rule 14e-1(c)) payment for, any tendered Shares, in each case a number of Shares that, when taken together with the number of Shares owned directly or indirectly by Royal Philips, Merger Sub, Parent and any other subsidiary of Parent is equal to (A) 90% of the total Shares outstanding on a fully diluted basis (but excluding, solely for the purpose of calculating the total number of Shares outstanding on a fully diluted basis, Shares issuable upon exercise of any stock option as to which a duly executed Option Cancellation has been received by the Company and Parent on or prior to the expiration of the Offer) and as will permit Merger Sub to effect the Merger pursuant to Section 1110 of the CGCL shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"), or (B) in the event that Merger Sub has taken the action contemplated by clause (ii) of Section 1.1(d), a number of shares equal to or greater than the Option Exercise Minimum Number shall not have been properly and validly tendered and not withdrawn prior to the expiration of the Offer, or (C) in the event that Merger Sub has taken the action contemplated by clause (iii) of Section 1.1(d), 49.9% of the total Shares outstanding shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer, or (ii) at or before the time of acceptance for payment of any such Shares, any of the following events shall occur and remain in effect:

          (a)(i) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements (other than any immaterial covenants or agreements) under the Merger Agreement or shall have failed to obtain any consent or consents which the Company and Parent deem significant to the transactions contemplated by the Merger Agreement or (ii) any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall be inaccurate as of the expiration of the Offer, except in the case of clause
     (a)(ii) for such inaccuracies which, when taken together (in each case without regard to any qualifications as to materiality or a Material Adverse Effect contained in the applicable representations and warranties) would not reasonably be likely to have a Material Adverse Effect;

          (b) there shall be threatened, instituted or pending any action, litigation or proceeding (hereinafter, an "Action") by any Governmental
     Entity: (i) challenging the acquisition by Parent or Merger Sub of Shares or seeking to restrain or prohibit the consummation of the Offer or the Merger; (ii) seeking to prohibit or impose any material limitations on Parent's, Merger Sub's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or the business or assets of any significant subsidiary of Royal Philips, or to compel Parent or Merger Sub to dispose of or hold separate all or any portion of Parent's or Merger Sub's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer or the Merger; (iii) seeking to impose material limitations on the ability of Parent or Merger Sub effectively to acquire or hold, or to exercise full rights of ownership of, the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the shareholders of the Company; or (iv) that, in any event, would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect;

          (c) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become applicable to the Offer or the Merger, or any other action shall have been taken, proposed or threatened, by any court or other Governmental Entity, that is reasonably expected to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (iv) of paragraph (b) above;

          (d) any change or development shall have occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect;

          (e) the Merger Agreement shall have been terminated by the Company or Parent or Merger Sub in accordance with its terms; or

          (f) the Closing contemplated by that certain Agreement and Plan of Merger, entered into as of October 23, 2000 (the "HCIS Agreement"), by and between Cerner Corporation, Cerner RIS Acquisition Corporation, the Company and ADAC Healthcare Information Systems, Inc. ("HCIS") shall not have occurred, and the Company shall not have disposed of all of the outstanding capital stock of HCIS on Equivalent Terms and Condition. "Equivalent Terms and Conditions" means terms and conditions that are not materially less favorable in the aggregate to the Company than the terms and conditions of the HCIS Agreement which, in the reasonable judgment of Parent and Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Merger Sub) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub) giving rise to such condition. The conditions described in paragraphs (a) through (f) above are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub, by express and specific action to that effect, in whole or in part at any time and from time to time in their sole discretion. The failure by Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

     A public announcement will be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

14.  DIVIDENDS AND DISTRIBUTIONS.

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by Merger Sub or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Merger Sub or Parent for any breach of the Merger Agreement, including termination thereof.

     In the Merger Agreement, the Company has agreed not to (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date of the Merger Agreement.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Merger Sub or its nominee or transferee on the Company's stock transfer record.

15.  CERTAIN LEGAL MATTERS.

     General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Parent and Merger Sub are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of the Shares by Merger Sub pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of the Shares by Merger Sub pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which might enable Merger Sub to elect to terminate the Offer without the purchase of the Shares thereunder, if the relevant conditions to termination were met. Merger Sub's obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions. See Section 13.

     Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by Merger Sub is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of Merger Sub's obligation to accept Shares for payment.

     Pursuant to the HSR Act, Parent expects to file a Notification and Report Form with respect to the acquisition of the Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC on or about November 14, 2000. Under the provisions of the HSR Act applicable to the purchase of the Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on or about November 29, 2000, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent will request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Parent expects the waiting period under the HSR Act to expire at the end of the 15-day period, if not earlier terminated.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Shares by Merger Sub pursuant to the Offer. At any time before or after Merger Sub's purchase of the Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of the Shares pursuant to the Offer or seeking divestiture of the Shares acquired by Merger Sub or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

     Other Foreign Filings. Royal Philips and the Company each conduct operations in a number of foreign countries, and filings may have to be made with foreign governments under their pre-merger notification statutes. The filing requirements of various nations are being analyzed by the parties, and, where necessary, the parties intend to make such filings.

     STATE TAKEOVER LAWS.

     Section 1203 of the CGCL. The Company is incorporated under the laws of the State of California. Section 1203 of the CGCL provides that if a tender offer is made to some or all of a corporation's shareholders by an "interested party," an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation is required to be delivered to the shareholders at the time that the tender offer is first made in writing to the shareholders. However, if the tender offer is commenced by publication and tender offer materials are subsequently mailed or otherwise distributed to the shareholders, the opinion may be omitted in the publication if the opinion is included in the materials distributed to the shareholders. For purposes of Section 1203, the term "interested party" includes, among other things, a person who is a party to the transaction and (A) directly or indirectly controls the corporation that is the subject of the tender offer or proposal, (B) is, or is directly or indirectly controlled by, an officer or director of the subject corporation or (C) is an entity in which a material financial interest is held by any director or executive officer of the subject corporation. While none of the Company, Parent or Merger Sub believes that the Offer constitutes a transaction that falls within the provisions of Section 1203, an independent financial advisor, Lehman Brothers, has been retained by the Company to provide a fairness opinion with respect to the Offer.

     Under the CGCL, the Merger consideration paid to the shareholders of the Company may not be cash if Merger Sub, Parent or Royal Philips owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares, unless either all the shareholders of the Company consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof.

     In the event the Minimum Condition is not satisfied on any scheduled expiration date of the Offer, Merger Sub may, without the consent of the Company
(i) extend the Offer to a date and time not later than the Early Date, pursuant to the above paragraph; (ii) amend the Offer in contemplation of the exercise of the Stock Option Agreement (to the extent the Stock Option Agreement is exercisable at such time) to reduce the Minimum Condition to that number of shares (the "Option Exercise Minimum Number") equal to the lesser of (x) the number of shares (the "Notional Number") which, when combined with the Option Number, equals 90.1% of the Shares then outstanding, and (y) such number of Shares as the Company may agree in writing. The "Option Number" is the maximum number of Shares that are issuable upon exercise of the Stock Option Agreement without violation of the terms and conditions thereof such that the sum of the number of Shares so issuable and the Notional Number equals 90.1% of the Shares then outstanding; or (iii) amend the Offer to provide that, in the event (x) the Minimum Condition is not satisfied at the next scheduled expiration date of the offer (without giving effect to the exercise of the Stock Option Agreement) and (y) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date, taken together with the number of Shares owned directly or indirectly by Royal Philips, Parent, Merger Sub and any other subsidiary of Royal Philips is more than 50% of the then outstanding Shares, Merger Sub will (A) reduce the Minimum Condition to the Revised Minimum Number, (B) reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned directly or indirectly by Royal Philips, Parent, Merger Sub and any other subsidiary of Royal Philips will equal the Revised Minimum Number and (C) if a number of Shares greater than the Revised Minimum Number is tendered into the Offer and not withdrawn, accept for payment, on a pro rata basis, a number of Shares equal to Revised Minimum Number.

     If, as of any scheduled expiration date of the Offer (other than any scheduled expiration date occurring prior to the Early Date) (i) the number of Shares tendered pursuant to the Offer and not withdrawn as of such scheduled expiration date, taken together with the number of Shares owned directly or indirectly by Royal Philips, Parent and Merger Sub, is more than 50% of the then outstanding Shares, (ii) all conditions to the Offer other than the Minimum Condition shall have been satisfied and (iii) Shares have not been accepted for payment by Merger Sub, then Merger Sub shall be required to take either the action contemplated by clause (ii) of the paragraph above or the action contemplated by clause (iii) of the paragraph above such that the Offer will expire not later than the tenth business day following such scheduled expiration date. [In the event that Merger Sub acquires the Revised Minimum Number of Shares, it would have the ability to ensure approval of the Merger by the shareholders of the Company with the approval of a de minimis number of remaining outstanding Shares.]

     State Takeover Statutes--Other. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, Merger Sub does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between Merger Sub or any of its affiliates and the Company and has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, Merger Sub believes that there are reasonable bases for contesting such laws.

     In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Parent and Merger Sub do not believe that any state takeover laws purport to apply to the Offer or the Merger. Neither Parent nor Merger Sub has currently complied with any state takeover statute or regulation. If any government official or third party should seek to apply any state takeover law to the Offer or any merger or other business combination between Merger Sub or any of its affiliates and the Company, Merger Sub will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, Merger Sub might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Merger Sub might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, Merger Sub may not be obligated to accept for payment or pay for any tendered Shares. See Section 15.

16.  FEES AND EXPENSES.

     Morgan Stanley is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Royal Philips in connection therewith. Royal Philips has agreed to pay Morgan Stanley reasonable and customary compensation for its financial advisory services in connection with the Offer. Royal Philips also has agreed to reimburse Morgan Stanley for its expenses, including the fees and expenses of its counsel, in connection with its engagement, and has agreed to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses in connection with its engagement, including liabilities under the federal securities laws.

     MacKenzie Partners, Inc. is acting as Information Agent in connection with the Offer. The Information Agent may contact holders of the Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the Federal securities laws.

     Merger Sub will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of the Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Merger Sub may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of the Shares in such jurisdiction.

     None of Royal Philips, Parent or Merger Sub is aware of any jurisdiction in which the making of the Offer or the acceptance of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     Royal Philips, Parent and Merger Sub have filed a Schedule TO with the SEC pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in
Section 8.

     No person has been authorized to give any information or make any representation on behalf of Royal Philips, Parent or Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                      PHILIPS MEDICAL ACQUISITION CORPORATION

November 14, 2000

                                                                      SCHEDULE A

                      INFORMATION CONCERNING DIRECTORS AND
           EXECUTIVE OFFICERS OF ROYAL PHILIPS, PARENT AND MERGER SUB

     1. DIRECTORS AND EXECUTIVE OFFICERS OF ROYAL PHILIPS. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each Director and executive officers of Royal Philips. Unless otherwise indicated, each such person is a citizen of the Netherlands and the business address of each such person is Rembrandt Tower, Amstelplein 1, 1096 HA Amsterdam, the Netherlands.

               DIRECTORS AND EXECUTIVE OFFICERS OF ROYAL PHILLIPS

                                                                PRESENT PRINCIPAL OCCUPATION OR
      NAME AND BUSINESS                                            EMPLOYMENT AND FIVE-YEAR
           ADDRESS                        OFFICE(S)                   EMPLOYMENT HISTORY
------------------------------  ------------------------------  -------------------------------

Cor Boonstra..................  President; Chairman of the      President, Chairman of the
                                Board of Management and the     Board of Management and the
                                Group Management Committee      Group Management Committee of
                                                                Royal Philips Electronics.
                                                                Prior to 1999, Member of the
                                                                Supervisory Board of PolyGram
                                                                N.V. Currently, Member of the
                                                                Supervisory Boards of Sara Lee
                                                                DE N.V., Hunter Douglas
                                                                International N.V., NBM/
                                                                Amstelland N.V., Ahold N.V.,
                                                                Technical University Eindhoven.
                                                                Member of the Board of
                                                                Directors of The Seagram
                                                                Company Ltd.
Jan H.M. Hommen...............  Executive Vice-President;       Executive Vice-President,
                                Member of the Board of          Member of the Board of
                                Management and the Group        Management and the Group
                                Management Committee; Chief     Management Committee and Chief
                                Financial Officer               Financial Officer of Royal
                                                                Philips Electronics. Prior to
                                                                1997, Chief Financial Officer
                                                                of Alcoa International Holdings
                                                                Co. From 1997 to 1999, Member
                                                                of the Supervisory Board of
                                                                PolyGram N.V.

                                                                PRESENT PRINCIPAL OCCUPATION OR
      NAME AND BUSINESS                                            EMPLOYMENT AND FIVE-YEAR
           ADDRESS                        OFFICE(S)                   EMPLOYMENT HISTORY
------------------------------  ------------------------------  -------------------------------
Adri Baan.....................  Executive Vice-President;       Executive Vice-President,
                                Member of the Board of          Member of the Board of
                                Management and the Group        Management and the Group
                                Management Committee            Management Committee. Prior to
                                                                1998, Chairman of the Philips
                                                                Business Electronics Division
                                                                of Royal Philips Electronics.
Arthur P.M. van der Poel......  Executive Vice-President;       Executive Vice-President,
                                Member of the Board of          Member of the Board of
                                Management and the Group        Management, Member of the Group
                                Management Committee;           Management Committee and
                                President/CEO of the            President/CEO of the
                                Semiconductor Division          Semiconductor Division of Royal
                                                                Philips Electronics. Member of
                                                                the Board of Directors of
                                                                Taiwan Semiconductor
                                                                Manufacturing Company Ltd.
John W. Whybrow...............  Executive Vice-President;       Executive Vice-President,
  United Kingdom                Member of the Board of          Member of the Board of
                                Management and the Group        Management, Member of the Group
                                Management Committee;           Management Committee and
                                President/CEO of the Lighting   President/CEO of the Lighting
                                Division                        Division of Royal Philips
                                                                Electronics. Since 1997,
                                                                Director of Wolseley PLC.
Gerard J. Kleisterlee.........  Executive Vice-President;       Executive Vice-President,
                                Member of the Board of          Member of the Board of
                                Management and the Group        Management, Member of the Group
                                Management Committee; Chief     Management Committee and Chief
                                Operating Officer               Operating Officer of Royal
                                                                Philips Electronics and until
                                                                September 15, 2000
                                                                President/CEO of the Components
                                                                Division of Royal Philips
                                                                Electronics. Prior to January
                                                                1, 1999, Chairman of Philips
                                                                Taiwan Ltd.
Ad H.A. Veenhof...............  Senior Vice-President; Member   Senior Vice-President, Member
                                of the Group Management         of the Group Management
                                Committee; President/CEO of     Committee, President/CEO of the
                                the Domestic Appliances and     Domestic Appliances and
                                Personal Care Division          Personal Care Division of Royal
                                                                Philips Electronics. Prior to
                                                                1996, Member of the Management
                                                                of Philips Consumer
                                                                Electronics.

                                                                PRESENT PRINCIPAL OCCUPATION OR
      NAME AND BUSINESS                                            EMPLOYMENT AND FIVE-YEAR
           ADDRESS                        OFFICE(S)                   EMPLOYMENT HISTORY
------------------------------  ------------------------------  -------------------------------
Hans M. Barella...............  Senior Vice-President; Member   Senior Vice-President, Member
                                of the Group Management         of the Group Management
                                Committee; President/CEO of     Committee of Royal Philips
                                the Medical Systems Division    Electronics. President/CEO of
                                                                the Medical Systems Division of
                                                                Royal Philips Electronics.
Jan P. Oosterveld.............  Senior Vice-President and       Senior Vice-President, Member
                                Member of the Group Management  of the Group Management
                                Committee responsible for       Committee responsible for
                                strategy and regions.           strategy and regions of Royal
                                                                Philips Electronics. Prior to
                                                                1997, Member of the Management
                                                                of Philips Key Modules.
Arie Westerlaken..............  Senior Vice-President; Member   Senior Vice-President, Member
                                of the Group Management         of the Group Management
                                Committee; General Secretary;   Committee, General Secretary,
                                Chief Legal Officer; Secretary  Chief Legal Officer and
                                to the Board of Management      Secretary to the Board of
                                                                Management of Royal Philips
                                                                Electronics. Member of the
                                                                Supervisory Board of ASM
                                                                Lithography Holding N.V.
Ad Huijser....................  Senior Vice-President; Member   Senior Vice-President, Member
                                of the Group Management         of the Group Management
                                Committee and CEO of Philips    Committee and CEO of Philips
                                Research                        Research of Royal Philips
                                                                Electronics. Prior to 1999,
                                                                Managing Director of Philips
                                                                Research Coordination. Prior to
                                                                1998, Management of Philips
                                                                Multimedia Center. Prior to
                                                                1996, Chairman of the
                                                                Management Committee of the
                                                                Philips Research Laboratories.
Tjerk Hooghiemstra............  Senior Vice-President; Member   Senior Vice-President and
                                of the Group Management         Member of the Group Management
                                Committee responsible for       Committee responsible for
                                Corporate Human Resources       Corporate Human Resources
                                Management                      Management of Royal Philips
                                                                Electronics. From 1996 to 2000,
                                                                Member of the HRM of the
                                                                Philips Consumer Electronics
                                                                Division and prior to 1996,
                                                                Director of Hay Management
                                                                Consultants.

                                                                PRESENT PRINCIPAL OCCUPATION OR
      NAME AND BUSINESS                                            EMPLOYMENT AND FIVE-YEAR
           ADDRESS                        OFFICE(S)                   EMPLOYMENT HISTORY
------------------------------  ------------------------------  -------------------------------
Guy Demuynck..................  Senior Vice-President; Member   Senior Vice-President, Member
                                of the Group Management         of the Group Management
                                Committee; CEO of Consumer      Committee and CEO of Consumer
                                Electronics Mainstream          Electronics Mainstream of Royal
                                                                Philips Electronics. Prior to
                                                                April 2000, Member of the
                                                                management of various Philips
                                                                Consumer Electronics
                                                                businesses.
Matt Madeiros.................  Senior Vice President; Member   Senior Vice-President, Member
                                of the Group Management         of the Group Management
                                Committee; President and CEO    Committee and President and CEO
                                of the components division      of the Components Division of
                                                                Royal Philips Electronics.
                                                                Prior to September 15, 2000
                                                                Member of Management of Philips
                                                                Components.
L.C. van Wachem...............  Chairman of the Supervisory     Retired. Member of the
                                Board                           Supervisory Board of Royal
                                                                Philips Electronics since 1993.
                                                                Chairman of the Supervisory
                                                                Board of Royal Dutch Petroleum
                                                                Company; Member of the
                                                                Supervisory Boards of Akzo
                                                                Nobel, BMW, and member of the
                                                                Board of Directors of IBM, ATCO
                                                                and Zurich Insurance.
W. de Kleuver.................  Vice-Chairman and Secretary of  Retired. Member of the
                                the Supervisory Board           Supervisory Board of Royal
                                                                Philips Electronics since 1998.
                                                                Prior to September 1998,
                                                                Executive Vice-President,
                                                                Member of the Board of
                                                                Management and the Group
                                                                Management Committee of Royal
                                                                Philips Electronics. Prior to
                                                                1996, Member of the Group
                                                                Management Committee and
                                                                Chairman of the Components
                                                                Division of Royal Philips
                                                                Electronics.
W. Hilger.....................  Member of the Supervisory       Retired. Member of the
                                Board
  Germany                                                       Supervisory Board of Royal
                                                                Philips Electronics since 1990.
                                                                Member of the Supervisory
                                                                Boards of Victoria Versicherung
                                                                and Victoria
                                                                Lebensversicherung.

                                                                PRESENT PRINCIPAL OCCUPATION OR
      NAME AND BUSINESS                                            EMPLOYMENT AND FIVE-YEAR
           ADDRESS                        OFFICE(S)                   EMPLOYMENT HISTORY
------------------------------  ------------------------------  -------------------------------
L. Schweitzer.................  Member of the Supervisory       Member of the Supervisory Board
                                Board
  34 Quai du Point                                              of Royal Philips Electronics
  du Jour                                                       since 1997. Chairman and Chief
  BP 103 92109                                                  Executive Officer of Renault;
  Boulogne                                                      Member of the Boards of
  Bilancourt                                                    Pechiney, Banque Nationale de
  Cedex, France                                                 Paris, Electricite de France.
Sir Richard Greenbury.........  Member of the Supervisory       Member of the Supervisory Board
                                Board
  United Kingdom                                                of Royal Philips Electronics
                                                                since 1998. Former Chairman and
                                                                CEO of Marks & Spencer and
                                                                former non-executive member of
                                                                the Board of Directors of
                                                                Lloyds TSB, British Gas, ICI
                                                                and Zeneca.
J.M. Hessels..................  Member of the Supervisory       Member of the Supervisory Board
                                Board                           of Royal Philips Electronics
                                                                since 1999. Chief Executive
                                                                Officer of Vendex KBB. Member
                                                                of the Supervisory Boards of
                                                                Achmea, Amsterdam Exchanges,
                                                                Barnes & Noble.com, Laurus,
                                                                Schiphol Group and Royal Vopak.
K. van Miert..................  Member of the Supervisory       Member of the Supervisory Board
                                Board                           of Royal Philips Electronics
                                                                since 2000. Chairman -- Rector
                                                                of Nijenrode University. Former
                                                                member of the European
                                                                Commission.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Each such person is a citizen of the United States, unless otherwise noted, and the business address of each such person is 1251 Avenue of the Americas, New York, NY 10020.

                                                                PRESENT PRINCIPAL OCCUPATION OR
      NAME AND BUSINESS                                            EMPLOYMENT AND FIVE-YEAR
           ADDRESS                        OFFICE(S)                   EMPLOYMENT HISTORY
------------------------------  ------------------------------  -------------------------------
William E. Curran.............  Chairman and President;         Chairman, President and
                                Director                        Director of Philips Holding USA
                                                                Inc. Senior Vice President and
                                                                Chief Financial Officer of
                                                                Philips Electronics North
                                                                America Corporation since
                                                                February 1996. Prior to that
                                                                time, Vice President, Chief
                                                                Operating Officer and Chief
                                                                Financial Officer of Philips
                                                                Medical Systems.

                                                                PRESENT PRINCIPAL OCCUPATION OR
      NAME AND BUSINESS                                            EMPLOYMENT AND FIVE-YEAR
           ADDRESS                        OFFICE(S)                   EMPLOYMENT HISTORY
------------------------------  ------------------------------  -------------------------------
Belinda W. Chew...............  Senior Vice President;          Senior Vice President,
                                Secretary; Director             Secretary and Director of
                                                                Philips Holding USA Inc. Senior
                                                                Vice President, Secretary and
                                                                General Counsel of Philips
                                                                Electronics North America
                                                                Corporation since January 1999.
                                                                Prior to that time, General
                                                                Counsel of Philips Consumer
                                                                Communications L.P. Prior to
                                                                October 1997, Counsel of
                                                                Philips Electronics North
                                                                America Corporation.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Merger Sub. Each such person is a citizen of the United States, unless otherwise noted, and the business address of each such person is 1251 Avenue of the Americas, New York, NY 10020.

                                                                PRESENT PRINCIPAL OCCUPATION OR
      NAME AND BUSINESS                                            EMPLOYMENT AND FIVE-YEAR
           ADDRESS                        OFFICE(S)                   EMPLOYMENT HISTORY
------------------------------  ------------------------------  -------------------------------
William E. Curran.............  President; Director             Chairman, President and
                                                                Director of Philips Holding USA
                                                                Inc. Senior Vice President and
                                                                Chief Financial Officer of
                                                                Philips Electronics North
                                                                America Corporation since
                                                                February 1996. Prior to that
                                                                time, Vice President, Chief
                                                                Operating Officer and Chief
                                                                Financial Officer of Philips
                                                                Medical Systems.
Belinda W. Chew...............  Vice President; Director        Senior Vice President,
                                                                Secretary and Director of
                                                                Philips Holding USA Inc. Senior
                                                                Vice President, Secretary and
                                                                General Counsel of Philips
                                                                Electronics North America
                                                                Corporation since January 1999.
                                                                Prior to that time, General
                                                                Counsel of Philips Consumer
                                                                Communications L.P. Prior to
                                                                October 1997, Counsel of
                                                                Philips Electronics North
                                                                America Corporation.
Paul S. Friedlander...........  Vice President                  Vice President - Tax, Vice
                                                                President of Philips Holding
                                                                USA Inc.

                                                                      SCHEDULE B

              CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

                               DISSENTERS' RIGHTS

SEC.1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE
          PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either

             (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or

             (B) listed on the National Market System of the Nasdaq Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SEC.1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR
          PURCHASE; TIME; CONTENTS

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SEC. 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED
           SECURITIES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SEC. 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET
           VALUE; FILING; TIME OF PAYMENT

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SEC. 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR
           MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SEC. 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT;
           PAYMENT; APPEAL; COSTS

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SEC. 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SEC. 1307. DIVIDENDS ON DISSENTING SHARES

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SEC. 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF
           DEMAND FOR PAYMENT

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SEC. 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SEC. 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS;
           LITIGATION OF SHAREHOLDERS' APPROVAL

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SEC. 1311. EXEMPT SHARES

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SEC. 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND
           MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short- form merger set aside or rescinded, (1) a party to a reorganization or short- form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                      SCHEDULE C

                          NOTICE OF SHORT FORM MERGER

     This notice is being furnished to holders of the outstanding shares of capital stock of the Company pursuant to Section 1110 of the CGCL.

1. If the Minimum Condition and the other conditions to the Offer are satisfied as of the expiration date and the Offer is consummated, Merger Sub will be the owner of at least 90% of the outstanding shares of each class of the Company's capital stock. Under such circumstances, Merger Sub anticipates that it will effect a short form merger of Merger Sub with and into the Company pursuant to Section 1110 of the CGCL (the "Short Form Merger") as soon as practicable following consummation of the Offer. Under such circumstances, the Short Form Merger will become effective on or after December 14, 2000.

2. The following resolution was adopted by the Boards of Directors of the Company and Merger Sub and by holders of all of the outstanding shares of capital stock of Merger Sub on November 12, 2000:

   RESOLVED: That, pursuant to Section 1110 of the California Corporations Code, the Board hereby adopts and approves (i) the Merger, (ii) the assumption of all liabilities of Merger Sub by the Company as a result of the Merger, (iii) the receipt by the holder of each share of Company Common Stock in the Merger of $18.50 in cash, and (iv) the conversion as a result of the Merger of each share of common stock of Merger Sub into one share of Company Common Stock in the Merger.

3. A copy of Sections 1300 through 1304 of the CGCL is set forth below.

   sec. 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

          (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

          (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

             (1) Which were not immediately prior to the reorganization or short-form merger either

                (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or

                (B) listed on the National Market System of the Nasdaq Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

             (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

             (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
        Section 1301.

             (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

          (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

     sec. 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

          (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

          (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision
     (i) of Section 1110 was mailed to the shareholder.

          (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     sec. 1302. Submission of share certificates for endorsement; uncertificated securities

          Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     sec. 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

          (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

          (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     sec. 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

          (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section
     152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

          (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

          (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

4. The price determined by the Company to represent the fair market value of the dissenting shares is $18.50 per share.

5. A brief description of the procedure to be followed if a shareholder desires to exercise his or her rights under Sections 1300 through 1304 of the CGCL is set forth below.

     1. Any shareholder who has a right to require the Company to purchase the shareholder's shares for cash under Section 1300 of the CGCL, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the Company to purchase such shares must make a written demand upon the Company for the purchase of such shares and payment to the shareholder in cash of their fair market value.

     2. Such demand should be sent to the Secretary of the Company at the
        address specified on page                .

     3. The demand is not effective for any purpose unless it is received by the Secretary of the Company or any transfer agent thereof by December 14, 2000, which is the 31st day after this notice was mailed to shareholders.

     4. The demand must state the number and class of the shares held of record by the shareholder which the shareholder demands that the Company purchase and must contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the Short Form Merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:
                                 CITIBANK, N.A.

                   By mail:                                     By courier:
                Citibank, N.A.                                 Citibank, N.A.
                 P.O. Box 685                             915 Broadway, 5th Floor
             Old Chelsea Station                             New York, NY 10010
              New York, NY 10113

                   By hand:                           Confirm Facsimile Transmission:
                Citibank, N.A.                               By Telephone Only:
            Corporate Trust Window                             (800) 270-0808
          111 Wall Street, 5th Floor
              New York, NY 10043

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (212) 505-2248

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           [MACKENZIE PARTNERS LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
                         CALL TOLL-FREE (800) 322-2885

                      The Dealer Manager for the Offer is:
                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                               New York, NY 10036
                                 (212) 761-8340